Exhibit 99.1

Akero Therapeutics Presents Analyses at the 2021 International Liver Congress Showing Normalization
of Liver Fat Substantially Reduced Markers of Liver Injury and Fibrosis, and Greatly Increased
Probability of Resolving NASH

Analyses also Show that Combining a Threshold for ALT Reduction of ≥17 U/L with Normalization of Liver
Fat Improves Predictive Power for Resolution of NASH with 1-Stage Improvement of Fibrosis

SOUTH SAN FRANCISCO, June 21, 2021 /GLOBE NEWSWIRE/ -- Akero Therapeutics, Inc. (Nasdaq: AKRO), a cardio-metabolic biotechnology company developing transformational treatments for non-alcoholic steatohepatitis (NASH), today announced additional analyses from its Phase 2a BALANCED study of efruxifermin (EFX) in NASH patients with F1-F3 fibrosis, which were presented in two posters at the 2021 International Liver Congress. These analyses show significant correlations between normalization of liver fat (≤ 5% liver fat content (LFC) by MRI-PDFF) and improvements in markers of liver injury and fibrosis, as well as whole-body metabolism. The new analyses also show that combining ALT response of ≥ 17 U/L with normalization of liver fat increases the power to predict resolution of NASH (0- or 1-point for lobular inflammation and 0 points for ballooning component of NAFLD Activity Score) and NASH resolution combined with a 1-stage improvement in fibrosis.

•	Abstract No. 1314: "The role of reduction in liver fat content (MRI-PDFF) and ALT in predicting treatment response in NASH: A secondary analysis of the randomized, controlled BALANCED trial," presented by Rohit Loomba, M.D.
•	Abstract No. 1762: "Correlation between changes in liver fat content and improvements in serum markers of liver injury, fibrosis, metabolism, and in histologic parameters following treatment with efruxifermin," presented by Stephen Harrison, M.D.

“These analyses provide evidence that rapid and substantial liver fat reduction was associated with improvements in markers of liver metabolic health and improvement of NASH histopathology following treatment with efruxifermin,” said Kitty Yale, chief development officer of Akero. “These analyses also make an important contribution toward the development of noninvasive markers that can predict histological improvements in NASH. Based on the strength of these correlations, as well as biopsy results from the BALANCED study, we believe treatment with EFX will result in sustained histological improvements in our ongoing and future clinical trials.”

Extent of Reduction of Liver Fat (LFC) at Week 12

Endpoint	Placebo[a]	28mg EFX		50mg EFX		70mg EFX
Relative Reduction in LFC
≥50%	5%	69	%**	100	%***	93	%***
≥70%	5%	50	%*	53	%**	80	%***
Normalization of LFC
≤5% at Week 12	5%	25	%*	53	%**	67	%***

*p<0.05, **p<0.01, ***p<0.001

a A single placebo responder lost 25 pounds over 16 weeks (11% weight reduction)

Summary of Key Odds Ratios for Liver Fat Normalizationa

Histologic Endpoint	Odds Ratio (95% CI)[b]	P value[c]
NASH Resolution[1]	4.1 (1.2, 13.2)	0.0365
NAS Reduction by ≥4[2]	6.4 (1.8, 15.6)	0.0068

a ≤5% Liver Fat Content at Week 12; b Wald 95% Confidence Interval; cFisher’s exact test;

1 0- or 1-point for lobular inflammation and 0 points for ballooning components of NAFLD Activity Score

2 At least 2 points in lobular inflammation and/or ballooning components of NAFLD Activity Score

Summary of Key AUROC for Predicting Histological Response Among ALT Respondersa

Histologic Endpoint	ALT Responders (N=28)	ALT Responders with ≤ 5% Liver Fat Content (N=16)
NASH Resolution	0.74 (0.56, 0.93)	0.83 (0.61, 1)
NASH Resolution and Fibrosis Improvement of ≥1 Stage	0.62 (0.39, 0.86)	0.79 (0.90, 70.2)

a Among Patients with available MRI-PDFF and ALT change at Week 12, and end-of-treatment biopsy (N=54)

“EFX is the first therapy to have shown at least a 70 percent relative reduction in liver fat in a majority of all patients evaluated, and normalization of liver fat in approximately half of all patients evaluated,” said Stephen Harrison, MD, medical director of Pinnacle Clinical Research. “These analyses showing that large reductions or normalization of liver fat correlate with improvements in multiple non-invasive markers and histopathology of NASH suggest the potential of EFX to set a new threshold for magnitude of liver fat reduction and associated removal of the underlying driver of NASH.”

EFX is currently being evaluated in a Phase 2b clinical trial in patients with F2/F3 fibrosis, the HARMONY study. A second Phase 2b clinical trial in patients with Cirrhotic (F4) NASH is planned for the second half of 2021.

About Akero Therapeutics

Akero Therapeutics is a clinical-stage cardio-metabolic company developing transformational treatments for non-alcoholic steatohepatitis (NASH), a disease without any approved therapies. Akero's lead product candidate, efruxifermin (EFX) is a differentiated Fc-FGF21 fusion protein that has been engineered to mimic the balanced biological activity profile of native FGF21, an endogenous hormone that alleviates cellular stress and regulates metabolism throughout the body. In prior clinical trials, EFX has reversed fibrosis, resolved NASH, reduced liver fat, improved glycemic control, improved lipoprotein profile, and reduced body weight. The consistency and magnitude of observed effects position EFX to be a potentially best-in-class medicine, if approved, for treatment of NASH. EFX is currently being evaluated in a Phase 2b clinical trial in NASH patients with F2/F3 fibrosis, the HARMONY study. Akero is headquartered in South San Francisco. Visit www.akerotx.com for more information.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, statements regarding Akero's business plans and objectives, including future plans or expectations for EFX, upcoming milestones, and therapeutic effects of EFX, as well as the dosing, safety and tolerability of EFX; Akero’s Phase 2a BALANCED clinical trial, including additional analysis of its data and potential therapeutic benefits; Akero’s Phase 2b HARMONY clinical trial, including expected timing to complete enrollment and report preliminary results; and the potential impact of COVID-19 on strategy, future operations, enrollment and clinical trials. Any forward-looking statements in this press release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: risks related to the impact of COVID-19 on Akero's ongoing and future operations, including potential negative impacts on Akero’s employees, third-parties, manufacturers, supply chain and production as well as on global economies and financial markets; the success, cost, and timing of Akero's product candidate development activities and planned clinical trials; Akero's ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory developments in the United States and foreign countries; Akero's ability to fund operations; as well as those risks and uncertainties set forth more fully under the caption "Risk Factors" in Akero’s most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (SEC) and quarterly reports on Form 10-Q filed with the SEC, as well as discussions of potential risks, uncertainties and other important factors in Akero’s other filings and reports with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Akero undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Christina Tartaglia

212.362.1200

IR@akerotx.com

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